Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-290044, 333-268641, 333-273850, 333-281440 and 333-240498) of our reports dated March 6, 2026, with respect to the consolidated financial statements of Rackspace Technology, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
San Antonio, Texas
March 6, 2026